Exhibit 11
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 35 to the Registration Statement on Form N-1A of Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund, Fidelity Emerging Growth Fund, and Fidelity New Millennium Fund of our reports dated January 8, 1998 on the financial statements and financial highlights included in the November 30, 1997 Annual Reports to Shareholders of Fidelity Growth Company Fund, Fidelity Emerging Growth Fund, and Fidelity New Millennium Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.
/s/COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
January 22, 1998